Exhibit 10.25

THIRD AMENDMENT TO SUBLEASE

This Third Amendment to Sublease is made and entered into as of the 31st day of March, 2008 (“Effective Date”), by and between Ariba, Inc., a Delaware corporation (“Sublandlord”), and Motorola, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A. Sublandlord, as tenant, and Moffett Park Drive LLC, a California limited liability company (“Master Landlord”), as landlord, previously entered into the Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, as amended by letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, a Second Amendment to Lease dated October, 31, 2002, a Third Amendment to Lease dated October 21, 2004, and a Fourth Amendment dated July 6, 2007 (collectively, the “Master Lease”), a copy of which is attached to the Sublease as Exhibit A and incorporated herein by this reference. Under the Master Lease, Master Landlord leases to Sublandlord certain premises located at 1111 Lockheed Martin Way in Sunnyvale, California, including four (4) free standing, four-story office and research and development buildings, and one (1) amenity building (collectively, the “Buildings”) and other improvements including a parking structure (collectively the “Project”). The four office and research development buildings are commonly known as: 803 Eleventh Avenue (“Building One”), 807 Eleventh Avenue (“Building Two”), 805 Eleventh Avenue (“Building Three”), and 809 Eleventh Avenue (“Building Four”). The amenity building (“Amenity Building”) is currently used as a fitness center. References in this Sublease to a “Building” shall refer to Buildings One, Two, Three and Four, and the Amenity Building, individually, and references in this Sublease to the “Buildings” shall refer to Buildings One, Two, Three and Four, and the Amenity Building, collectively, unless otherwise expressly stated.

B. Subtenant and Sublandlord entered in (i) a Sublease dated August 25, 2004, under which Sublandlord sublet to Subtenant the Premises, (ii) a First Amendment to Sublease dated October 7, 2004, and (iii) a Second Amendment to and Restatement of Sublease dated October 21, 2004. Sublandlord and Subtenant now desire to further amend the Sublease.

C. Sublandlord wishes to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, on the terms and conditions set forth herein, the Premises, as defined in the Basic Sublease Information set forth in the Second Amendment to and Restatement of Sublease dated October 21, 2004.

D. Capitalized terms used herein without definition shall have the same meaning as in the Master Lease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

AGREEMENT

1. Extension of the Sublease Term. Upon the Effective Date, Article 14 of the Basic Sublease Information set forth in the Second Amendment to and Restatement of Sublease shall be amended and modified to reflect the Extension the Sublease Term beginning September 1, 2008 through and including January 24, 2013 (the “Sublease Expiration Date”).

2. Monthly Base Rent. Article 16 of the Basic Sublease Information set forth in the Second Amendment to and Restatement of Sublease shall be amended and is hereby modified to reflect that as of the Effective Date, the Monthly Base Rent shall be as follows:

September 1, 2008 – December 31, 2008	$123,263.10
January 1, 2009 – December 31, 2009	$159,785.50
January 1, 2010 – December 31, 2010	$164,350.80
January 1, 2011 – December 31, 2011	$168,916.10
January 1, 2012 – December 31, 2012	$173,481.40
January 1, 2013 – January 24, 2013	$134,308.18

3. Brokers.

(a) Each party to this Third Amendment represents and warrants to the other party that it has had no dealings with any broker or agent in connection with this Third Amendment except for Jones Lang LaSalle Americas, Inc., the real estate representative of Subtenant, and Newmark Pacific, Inc., the exclusive real estate representative of Sublandlord.

(b) Sublandlord will pay a commission to Jones Lang LaSalle Americas, Inc. and Newmark Pacific, Inc. pursuant to a separate agreement.

4. Master Landlord Consent. The parties acknowledge that, under the terms of the Master Lease, this Third Amendment to Sublease requires the prior written consent of Master Landlord. In accordance with this Master Lease requirement, Sublandlord and Subtenant acknowledge and agree that this Third Amendment to Sublease is expressly conditioned upon obtaining Master Landlord’s prior written consent in such form as is mutually agreeable to the parties in their reasonable discretion. Until such time as Master Landlord has executed and delivered a consent to this Third Amendment reasonably acceptable to Sublandlord and Subtenant, Sublandlord and Subtenant shall each have the right, by written notice to the other party, to terminate this Third Amendment.

5. Miscellaneous.

(a) This Third Amendment shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, personal representatives, successors and assigns.

(b) This Third Amendment shall be construed in accordance with and governed by the laws of the State of California.

(c) This Third Amendment constitutes the entire understanding and agreement of Sublandlord and Subtenant with respect to the specific subject matter hereof, and shall supersede and replace all prior understandings and verbal representations. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations or warranties with respect to the subject matter of this Third Amendment except as expressly set forth herein.

(d) This Third Amendment may not be modified, amended or terminated except pursuant to a written instrument duly executed by the parties hereto, or their successors in interest.

(e) Sublandlord and Subtenant shall each bear their own costs and expenses with respect to the negotiation, preparation and execution of this Third Amendment.

(f) Each party acknowledges that it has been represented by counsel with respect to this Third Amendment and accordingly, each party represents to the other party that it has read and understood the terms hereof and the consequences of executing this Third Amendment. Each party further waives any right it may have to require the provision of this Third Amendment to be construed against the other party who drafted the same.

(g) If any term or provision of this Third Amendment shall be deemed or held, by any court or authority having property jurisdiction to be invalid, illegal, void or unenforceable, the remaining terms and provisions hereof shall nevertheless remain in full force and effect with the intent that the purpose of this Third Amendment will be accomplished.

(h) Each party acknowledges and agrees that except as may be amended by the terms and conditions of this Third Amendment, the terms, covenants and conditions of the Sublease and Consent are hereby ratified and confirmed. Upon the consent of the Master Landlord to a fully executed copy of the Third Amendment to Sublease, this Third Amendment shall be incorporated into and made a part of the Sublease, and all provisions of the Sublease not expressly modified or amended hereby shall remain in full force and effect. As amended hereby, the Sublease is hereby ratified and confirmed by Sublandlord and Subtenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

(SIGNATURES CONTAINED ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Third Amendment as of the day and year first above written.

SUBLANDLORD:

ARIBA, INC., a Delaware Corporation

By:	/s/ Wayne Kimber

Title:	VP

SUBTENANT:

MOTOROLA, INC., a Delaware corporation

By:	/s/ [Illegible]

Title:	Sr. Director Real Estate